Exhibit 99.1

Interlink Electronics Reports 2006 Fourth Quarter

And Fiscal Year Results

Camarillo, California, April 10, 2007 - Interlink Electronics, Inc. [OTC:LINK.PK], a global leader in the design, development and manufacture of human interface products and technologies, today announced financial results for its fourth quarter and fiscal year ended December 31, 2006.

Revenues in the 2006 fourth quarter were $10.2 million, up 20% from the 2005 fourth quarter and 12% from the third quarter of 2006, driven by the continued success of the Company’s E-transactions, Specialty Component and Branded Products business segments. Revenues in the 2006 fiscal year were $36.2 million, down 5% from the 2005 fiscal year, primarily due to a 24% decline in the Company’s de-emphasized OEM Remotes presentation projector business.

“Our fourth quarter revenue performance was a strong ending to an exceptionally challenging year,” said E. Michael Thoben, Chairman, CEO and President. “While large deals will continue to cause E-transactions revenues to fluctuate on a quarterly basis, we expect this segment to drive much of the Company’s growth in the coming years. OEM Remotes revenues are expected to decline again in 2007, but we plan to continue managing this business segment carefully to minimize its impact on our over all gross margins. Continued growth should come from our other three business segments, and we anticipate record revenues in the last half of 2007 as the E-transactions and Specialty Components segments become larger parts of our overall revenue.”

The Company reported a net loss in the 2006 fourth quarter of $3.7 million with a loss per share of $0.27, compared to a net loss of $3.3 million and a loss per share of $0.24 in the fourth quarter of 2005. Results in the fourth quarter of 2006 include $1.0 million in non-cash stock based compensation expense related to the 2006 implementation of Statement of Financial Accounting Standards 123(R), Share-Based Payment (“SFAS 123(R)”). The Company’s net loss in the 2006 fiscal year was $11.8 million, or a loss per share of $0.85 compared to a net loss of $8.3 million, or a loss per share of $0.61, in the

2005 fiscal year. Results in 2006 included $4.2 million in non-cash stock based compensation as well as approximately $1.5 million of expenses related to accounting, legal and consulting fees necessary to complete certain restatement activities and become current with required SEC filings.

Gross profit in the quarter ended December 31, 2006 was $1.4 million, or 14% of revenues, compared to $1.7 million, or 20% of revenues, in the same quarter in 2005 and $3.2 million, or 36% of revenues in the 2006 third quarter. Results in the 2006 fourth quarter include $191,000 of non-cash stock based compensation expense, as well as excess and obsolete inventory charges and unabsorbed manufacturing overhead costs associated with the integration and development of new products into the manufacturing process.

Gross profit in the fiscal year ended December 31, 2006 was $10.3 million, or 28% of revenues, compared to $8.1 million, or 21% of revenues, for the fiscal year ended December 31, 2005. Both gross profit and gross profit margins increased in 2006 despite lower overall revenues when compared to 2005, due in part to the absence in 2006 of restructuring activities undertaken by the Company in 2005. Gross margins for the 2006 fiscal year include the effects of $796,000 of non-cash stock based compensation expense.

Operating expenses in the quarter ended December 31, 2006 were $5.1 million, consistent with the 2006 third quarter and $423,000 higher than the 2005 fourth quarter due primarily to $831,000 of non-cash stock based compensation expense. Operating expenses in the fiscal year ended December 31, 2006 were $22.2 million, an increase of $5.8 million from 2005 fiscal year due primarily to $3.4 million of non-cash stock based compensation expense and approximately $1.5 million of expenses related to accounting legal and consulting fees necessary to complete certain restatement activities and become current with required SEC filings.

“We are encouraged by our prospects in 2007,” Mr. Thoben continued. “Over the last twelve months we have developed several exciting, new and yet-to-be announced strategic relationships, products and technologies. If successful in the execution of our current business plan, we expect to be operationally profitable in the latter part of 2007 based on our current plan. Our E-transactions business continues to develop nicely with an ever-increasing customer base and product offering and we are making good progress in integrating our MicroNav™ product into a variety of new handheld devices. We believe our investments in these segments over the last several years will begin to produce returns. Our Branded Products business is also expected to continue its revenue growth with solid margins.”

“Revenues in the first two quarters of 2007 are currently expected to be lower than the $10.2 million posted in the 2006 fourth quarter due primarily to normal fluctuations in E-transactions revenue,” said Mr. Thoben. “However, we expect noticeable growth in our E-transactions and Specialty Components segments in the third and fourth quarters of 2007.”

The Company will hold a conference call to discuss its 2006 fourth quarter and 2006 fiscal year financial results on April 10, 2007 at 1:00 p.m. EDT. To access the live conference call, dial 1-888-942-9565 (pass code is LINK); for international callers dial 210-234-0028 (pass code is LINK). For telephonic replay dial 1-866-418-1755 or for international replay dial 203-369-0747. For live or replay webcast access, go to www.interlinkelectronics.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Month Period Ended December 31,			Twelve Month Period Ended December 31,
	2006		2005	2006		2005
Revenues	$10,156		$8,484	$36,238		$38,239
Cost of revenues	8,779		6,793	25,966		30,181

Gross profit	1,377		1,691	10,272		8,058
Operating expenses:
Product development and research	1,276		1,249	5,547		4,586
Selling, general and administrative	3,821		3,425	16,622		11,733

Total operating expenses	5,097		4,674	22,169		16,319

Operating loss	(3,720	)(a)	(2,983)	(11,897	)(a)	(8,261)

Other income (expense):
Interest income (expense), net	(13)		(134)	281		162
Other income (expense) net	38		(28)	(14)		(95)

Total other income, net	25		(162)	267		67
Loss before provision for income taxes	(3,695)		(3,145)	(11,630)		(8,194)

Provision for income taxes	(48)		111	126		111

Net loss	$(3,647)		$(3,256)	$(11,756)		$(8,305)

Loss per share – basic and diluted	$(0.27)		$(0.24)	$(0.85)		$(0.61)

Weighted average shares – basic and diluted	13,752		13,754	13,761		13,721

(a)    Operating loss for the three and twelve months ended December 31, 2006 includes share-based compensation expense pursuant to FAS123(R) of $1,022 and $4,229 respectively. Such expense is included in the statement of operations as follows:

Cost of revenues	$191		$—	$796		$—
Product development and research	219		—	887		—
Selling, general and administrative	612		—	2,546		—
Total	$1,022		$—	$4,229		$—

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(IN THOUSANDS)

	December 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$1,344	$3,938
Short-term investments, available for sale	1,600	10,000
Accounts receivable, less allowance for doubtful accounts and product returns of $302 and $336 at December 31, 2006 and 2005, respectively	8,034	9,184
Inventories, net	10,706	8,119
Prepaid expenses and other current assets	560	456

Total current assets	22,244	31,697

Property and equipment, net	1,594	1,099
Patents and trademarks, less accumulated amortization of $1,272 and $1,201 at December 31, 2006 and 2005, respectively	272	308
Other assets	245	67

Total assets	$24,355	$33,171

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$152	$154
Accounts payable and accrued liabilities	4,331	5,731
Accrued payroll and related expenses	2,243	1,997
Deferred revenue	765	863

Total current liabilities	7,491	8,745

Long-term debt, net of current portion	—	154
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $5.00 par value (100 shares authorized, none issued and outstanding)	—	—
Common stock, $0.00001 par value (50,000 shares authorized, 13,749 and 13,754 shares issued and outstanding at December 31, 2006 and 2005, respectively	54,946	50,740
Due from stockholders	—	(157)
Accumulated other comprehensive loss	(505)	(490)
Accumulated deficit	(37,577)	(25,821)

Total stockholders’ equity	16,864	24,272

Total liabilities and stockholders’ equity	$24,355	$33,171

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (OTC: LINK.PK), is a global leader in the design, development and manufacture of intuitive human interface products and technologies. Setting tomorrow’s standards for electronic signature and e-notarization products, advanced remote controls and consumer electronics interface solutions, Interlink has established itself as one of the world’s leading innovators of intuitive interface design. With more than 80 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Taiwan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: the sufficiency of cash, credit lines and other sources to finance our operations; the results of pending litigation; business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in, and acceptance by our market of, our product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding Interlink’s financial results, industry and revenue trends, the filing of reports with the Securities and Exchange Commission and future business activities should be considered in light of these factors.

Contacts:

Investor Relations Contact:

Michelle Lockard

mlockard@interlinkelectronics.com

805-484-8855 ext. 114

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